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                                                                    EXHIBIT 23.1

When the events referred to in Note 14 of the Notes to the Carson, Inc. financial statements have been consummated, we will be in a position to render the following report.

Deloitte & Touche LLP

October 4, 1996

INDEPENDENT AUDITORS' CONSENT
 AND REPORT ON SCHEDULE

Board of Directors
Carson, Inc.
Savannah, Georgia

We consent to the use in this Registration Statement of Carson, Inc. (the "Company") on Form S-1 of our report with respect to Carson, Inc. dated June 21, 1996 appearing in the Prospectus, which is a part of this Registration Statement, and to the reference to us under the heading "Experts" in such Prospectus.

Our audit of the consolidated financial statements for the period from August 23, 1995 to March 31, 1996 referred to in our aforementioned report also included the financial statement schedule of the Company for the period from August 23, 1995 to March 31, 1996, listed in Item 16. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audit. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.




DELOITTE & TOUCHE LLP

Atlanta, Georgia
      ,1996